Exhibit 99.1

CUI Global Improves Liquidity with New $10.0 Million Revolving Credit Facility with Bank of America Merrill Lynch

TUALATIN, Ore., April 22, 2019 -- CUI Global, Inc. (NASDAQ: CUI) (“the Company”), today announced that it closed on a previously announced two-year revolving line of credit facility of up to $10.0 million with Bank of America Merrill Lynch. The new facility replaces the Company’s existing $5.0 million U.S.-based revolver and UK-based overdraft facilities with more favorable terms.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com.

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Media Contact:	External IR Counsel:
CUI Global, Inc.	LHA Investor Relations
Jeff Schnabel	Sanjay M. Hurry
Main: 503-612-2300	212-838-3777
press@cuiglobal.com	cuiglobal@lhai.com

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